Exhibit 4.1

SUBORDINATED CONVERTIBLE DEBENTURE

THIS DEBENTURE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS DEBENTURE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS DEBENTURE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS DEBENTURE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO DATREK MILLER INTERNATIONAL, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Debenture No. DMI-1

July 18, 2005	$2,000,000

FOR VALUE RECEIVED, the undersigned, DATREK MILLER INTERNATIONAL, INC., a Florida corporation, (“Maker” or “Company”), promises to pay to the order of STANFORD INTERNATIONAL BANK LTD., a corporation organized under the laws of Antigua and Barbuda (“Holder”), the principal sum of Two Million Dollars ($2,000,000) with interest on the unpaid principal amount outstanding at the rate of 8% per annum and with the principal balance being due and payable on July 18, 2010, five (5) years from the date of issuance(the “Maturity Date”). This Debenture is subject to the following additional provisions:

1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture: (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, and (b) the following terms shall have the following meanings:

“Common Stock” means the common stock, par value $0.001 per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Conversion Date” shall have the meaning set forth in Section 5(c).

“Conversion Price” shall have the meaning set forth in Section 5(a).

“Conversion Shares” means the shares of Common Stock issuable upon conversion of Debenture.

“Debenture Register” shall have the meaning set forth in Section 4(c).

“Effectiveness Period” shall have the meaning given to such term in the Registration Rights Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Notice of Conversion” shall have the meaning set forth in Section 5(c).

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of July 18, 2005, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Conversion Shares and naming the Holder as a “selling stockholder” thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall have the meaning given to such term in the Purchase Agreement.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means initially the OTC Bulletin Board and shall also include, the NASDAQ Small-Cap Market or the NASDAQ National Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

2. Payment of Interest, Principal and Fees.

a. Interest. The Company shall pay interest at a rate of 8% per annum in cash on a quarterly basis beginning October 18, 2005.

b. Principal. To the extent not converted on July 18, 2010, all outstanding principal shall be due and payable, and shall be paid, to Holder.

3. Place of Payment. So long as Holder shall hold this Debenture, all payments of principal and interest shall be made at the address of Maker as specified in this Debenture upon presentment of this Debenture.

4. Registration of Transfers and Exchanges.

a. Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

b. Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c. Reliance on Debenture Register. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

5. Conversion.

a. Conversion Price and Conversion Shares. The initial Conversion Price shall be $2.00 per share as adjusted to offset the effect of stock splits, stock dividends and pro rata distributions of property or equity interests to the Company’s shareholders. The number of shares of Common Stock into which this Debenture may be converted (“Conversion Shares”) shall be determined by dividing the aggregate principal amount by the Conversion Price in effect at the time of such conversion.

b. Voluntary Conversion. Any Holder of this Debenture has the right, at the Holder’s option, at any time after the date hereof or to convert this Debenture, in accordance with the provisions of Section 5(a) and 5(d), in whole or in part, into fully paid and nonassessable shares of restricted common stock of the Company.

c. Conversion Procedure. Holder shall give notice of its decision to exercise its right to convert the Debenture or part thereof by faxing an executed and completed notice of conversion in the form attached (“Notice of Conversion”) to the Company via confirmed facsimile transmission. The Holder will not be required to surrender the Debenture until the Debenture has been fully converted or satisfied. Each date on which a Notice of Conversion is faxed to the Company in accordance with the provisions of this Section shall be deemed a “Conversion Date”.

d. Delivery of Stock Certificates. As promptly as practical after the conversion, the Company will instruct or cause the transfer agent to deliver the Company’s Common Stock certificates representing the Shares issuable upon conversion of the Debenture to the Holder via express courier for receipt by such Holder within three (3) business days after receipt by the Company of the Notice of Conversion (the “Delivery Date”). A Debenture representing the balance of any Debenture not so converted will be provided to the Holder, if requested by Holder provided an original Debenture is delivered to the Company. To the extent that a Holder elects not to surrender a Debenture for reissuance upon partial payment or conversion, the Holder indemnifies the Company against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Debenture.

6. Adjustments for Stock Splits and Subdivisions. In the event the Company should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of common stock or the determination of holders of common stock entitled to receive a dividend or other distribution payable in additional shares of common stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of common stock (hereinafter referred to as the “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of common stock or the Common Stock Equivalents (including the additional shares of common stock issuable upon conversion or exercise thereof), then, as of such record date, (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of this Debenture shall be appropriately decreased, as the case shall be, so that the number of shares of common stock issuable upon conversion of this Debenture shall be increased in proportion to such increase of outstanding shares.

If the number of shares of common stock outstanding any time after the date of issuance of the Debenture is decreased by a combination of the outstanding shares of common stock, then, following the record date of such combination, the conversion price of this Debenture shall be appropriately increased so that the number of shares of common stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

Whenever the Conversion Price is adjusted pursuant to this Section 6, the Company shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

7. Reservation of Stock Issuable upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Debenture, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions herein) upon the conversion of the outstanding principal amount of the Debenture. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Registration Statement is then effective under the Securities Act, registered for public sale in accordance with such Registration Statement.

8. Subordination. The rights of the Holder or Holders of this Debenture to receive payment of any principal or interest hereon is subject and subordinate to the prior payment in full in cash of the principal of (and premium, if any), and the interest on, all other indebtedness of the Company (including indebtedness of others guaranteed by the Company), whether now outstanding or subsequently incurred, whether secured or unsecured, and any deferrals, renewals or extensions of such indebtedness or any guaranties, debentures, bonds or notes evidencing such indebtedness (the “Senior Indebtedness”). Payment in full of all Senior Indebtedness must be made thereon before any payment is made on or in respect of this Debenture. During the continuance of any default with respect to any Senior Indebtedness entitling the holder thereof to accelerate the maturity thereof, or if any such default would be caused by any payment upon or in respect of this Debenture, no payment may be made by the Company upon or in respect of the Debenture. Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, sale of all or substantially all of the assets of the Company, dissolution, liquidation or any other event marshalling of the assets and liabilities of the Company, or in the event this Debenture is declared due and payable upon the occurrence of a default hereunder, then no amount shall be paid by the Company with respect to principal and interest hereon unless and until the principal of, and interest on, all Senior Indebtedness then outstanding is paid in full in cash. The Holder of this Debenture, by accepting the same, agrees to and shall be bound by the subordination provisions hereof.

9. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Debenture shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debenture so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

10. Dilution. The Company is aware and acknowledges that conversion of the Debenture could cause dilution to existing shareholders and could significantly increase the outstanding number of shares of Common Stock. The Company warrants that no rights have been granted to any holder of Common Stock that would prevent dilution or enlargement of the rights held by said holder.

11. Investment Intent. This Debenture is given to Holder with the understanding that Holder is acquiring this Debenture for investment purposes and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in any distribution within the meaning of the Securities Act of 1933, as amended. Holder shall not divide his participation with others or resell, assign or otherwise dispose of all or any part of this Debenture except as otherwise set forth in this Debenture.

12. Negative Covenants. So long as any portion of this Debenture is outstanding, the Company will not and will not permit any of its Subsidiaries to directly or indirectly:

a. amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder;

b. repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or other equity securities other than as to the Conversion Shares to the extent permitted or required under the Transaction Documents or as otherwise permitted by the Transaction Documents or as required under any existing documents of the Company; or

c. enter into any agreement with respect to any of the foregoing.

13. Miscellaneous.

a. Waivers. No waiver of any term or condition of this Debenture shall be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of Holder to exercise any power hereunder, or to insist upon strict compliance by Maker of any obligations hereunder, and no custom or other practice at variance with the terms hereof shall constitute a waiver of the right of Holder to demand exact compliance with such terms.

b. Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and liquidated damages (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.

c. Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

d. Invalid Provisions. In the event any provision contained in this Debenture shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Debenture, and this Debenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

e. Successors. This Debenture shall be binding upon Maker, its legal representatives, successors and assigns, and inure to the benefit of Holder, its legal representatives, successors and assigns.

f. Controlling Law. This Debenture shall be read, construed and governed in all respects in accordance with the laws of the State of Florida.

g. Notices. All notices or other communications given or made under this Agreement shall be in writing and shall be personally delivered or deemed delivered the first business day after being faxed (provided that a copy is delivered by mail by certified or registered mail, return receipt requested) to the party to receive the same at its address set forth below or to such other address as either party shall give to the other by notice duly made under this Section.

Company:	Datrek Miller International, Inc.
835 Bill Jones Industrial Drive
Springfield, TN 37172
Attention: Michael S. Hedge
Telephone: (615) 384-1230
Facsimile: (615) 384-1290

Purchaser:	Stanford International Bank Ltd.
c/o Stanford Venture Capital Holdings, Inc.
6075 Poplar Avenue
Memphis, TN 38119
Attention: James M. Davis, President
Telephone: (901) 680-5260
Facsimile: (901) 680-5265

with a copy to:	Stanford Financial Group
5050 Westheimer
Houston, TX 77056
Attention: Mauricio Alvarado, Esq.
Telephone: (713) 964-5145
Facsimile: (713) 964-5245

h. Construction of Terms. Whenever the context so requires, any gender is deemed to include any other, and the singular is deemed to include the plural, and conversely.

i. Headings. All section and subsection headings in this Debenture, wherever they appear, are for convenience only and shall not affect the construction of any terms in this Debenture.

j. No Shareholder Rights. Nothing contained in this Debenture shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Maker or any other matters or any other rights whatsoever as a shareholder of the Maker; and no dividends or interest shall be payable or accrued in respect to this Debenture or the interest represented thereby or the Conversion Shares obtainable under this Debenture until, and only to the extent that, this Debenture shall have been converted.

IN WITNESS WHEREOF, the undersigned has caused this Debenture to be executed by its duly authorized officer, as of the day and year first above written.

DATREK MILLER INTERNATIONAL, INC.

By:	/s/ Michael S. Hedge
Michael S. Hedge
Chief Executive Officer

NOTICE OF CONVERSION

OF

8 % SUBORDINATED CONVERTIBLE DEBENTURE

DUE JULY 18, 2010

(To be Executed by the Registered Holder in order to Convert the Debenture)

The undersigned irrevocably elects to convert $                      of the principal amount of the above Debenture into Shares of Common Stock of Datrek Miller International, Inc. (the “Company”) according to the conditions of the Subordinated Convertible Debenture No. DMI-1, dated July 18, 2005.

Conversion Date*:

Applicable Conversion Price:

____________________________________________________

Name:	___________________________________________
Address:	___________________________________________

____________________________________________________

*	If this Notice of Conversion represents conversion of the outstanding principal balance of the Debenture, the original Debenture must be received by the Company or its transfer agent by the third business date following the Conversion Date.